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                                                                    EXHIBIT 5.0



                         [LETTERHEAD OF GOULD & WILKIE]





                                      December 22, 1997




Questron Technology, Inc.
6400 Congress Avenue
Suite 200A
Boca Raton, Florida  33487

                  Re:  QUESTRON TECHNOLOGY, INC.
                       REGISTRATION STATEMENT ON FORM S-8
                       ----------------------------------

Ladies and Gentlemen:

                  We are counsel to Questron Technology, Inc., a Delaware corporation (the "Company"), and have represented the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") with respect to the offer and sale of 2,319,000 shares of common stock of the Company, par value $.001 per share (the "Shares") pursuant to the 1996 Stock Option Plan (the "1996 Plan"), the 1994 Director Non-Qualified Stock Option Plan, as amended (the "1994 Directors Plan"), a stock option grant agreement between the Company and Don E. Bastian, a consultant of the Company (the "Stock Option Agreement"), an Exchange Agreement among Gulfstream Financial Group, Inc., Phillip D. Schwiebert and the Company (the "Exchange Agreement") and certain employment agreements between the Company and James W. Taylor, Doug Zadow and Terry Bastian, respectively (collectively, the "Employment Agreements").

                  We have acted as securities counsel for the Company in connection with the transactions which are the subject matter of the Registration Statement and are familiar with the various corporate proceedings related thereto. In rendering this opinion, we have examined copies of the 1996 Plan, the 1994 Directors Plan, the Stock Option Agreement, the Exchange Agreement, the Employment Agreements, the Registration Statement, such corporate records of the Company and such other instruments, documents and certificates as we have deemed necessary as a basis for our opinion. For purposes of this opinion, we have assumed (i) the accuracy and completeness of all information supplied by the Company, its officers, directors, or agents,
(ii) that the transactions set forth in the Registration Statement are consummated as set forth therein, (iii) that the Commission shall have issued an order under the Securities Act of 1933, as amended, declaring the Registration Statement effective, and (iv) that all requisite authorizations, approvals, consents or exemptions under the securities laws of the various states and other jurisdictions of the United States of America shall have been obtained.



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Questron Technology, Inc.           - 2 -                   December 22, 1997


                  Based on the foregoing, we are of the opinion that the Shares to be sold in accordance with the Registration Statement are duly authorized and upon issuance, delivery and sale thereof, for the consideration contemplated by the aforementioned plans and/or agreements, will be legally issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as a part of, or an exhibit to, any document which may be filed with respect to the proposed transactions under the securities laws of the various states and other jurisdictions of the United States of America. We also consent to be named in the Registration Statement and in the Prospectus which constitutes a legal part thereof as the counsel that will pass upon certain legal matters for the Company in connection with the sale of the Company's securities.

                                          Very truly yours,



                                          GOULD & WILKIE

Enclosures